SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 22, 2009

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1225 17th Street
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

Rate Case Request

In May 2009, Public Service Company of Colorado (PSCo) a Colorado Corporation and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail electric rates by $180.2 million, effective January 1, 2010.  The request was based on a 2010 forecast test year, an 11.25 percent return on equity (ROE), a rate base of $4.4 billion and an equity ratio of 58.05 percent,   In October 2009, PSCo filed rebuttal testimony and revised the requested rate increase to $177.4 million.

Rate Case Settlement

On Nov. 18, 2009, PSCo filed with the CPUC a settlement agreement (“the Settlement”) outlining terms on which PSCo, the CPUC Staff, Energy Outreach Colorado (EOC), and Colorado Energy Consumers (CEC) would propose to settle all matters in the case, with the exception of those matters related to the electric commodity adjustment (ECA).  Certain intervenors opposed the Settlement.

The Settlement provided for PSCo to increase electric base rates by approximately $136 million, effective Jan. 1, 2010.  The Settlement is based on a 10.5 percent ROE and reflects PSCo’s actual capital structure.

The Settlement was based on an historic test year adjusted for three 2010 known and measurable changes:

•                  The projected 2010 plant related costs (return on rate base, depreciation and property taxes) and 2010 O&M expenses associated with the major plant additions for Comanche Unit 3, Ft. St. Vrain, air quality control improvements at Comanche Units 1 and 2 and Comanche transmission;

•                  The projected 2010 plant related costs and 2010 O&M expenses associated with PSCo’s investment in SmartGridCity; and

•                  The projected 2010 rate base for all other investments (primarily investments in its distribution system) and the associated depreciation and property taxes.

The Settlement also provided for:

•                  Recovery of certain proposed increases in removal costs of planned retirements of existing coal and steam units through a separate rate mechanism to be implemented after PSCo has proposed and received CPUC approval for its removal plans;

•                  Mitigation of PSCo’s proposed increases in depreciation expense associated with its early retirements of its Cameo, Arapahoe and Zuni Unit 1 facilities such that the remaining plant costs are recovered over the current remaining useful life of each facility;

•                  Deferral of certain costs related to PSCo’s innovative clean technology project at its Cameo station until PSCo’s next general rate case; and

•                  Donation of residential late payment fees to EOC to benefit PSCo’s low income customers.

As part of the Settlement, PSCo had agreed, subject to limited exceptions, not to file its next general rate case with a rate effective date prior to Dec. 31, 2011.

Finally, under the Settlement, PSCo agreed to implement an earnings test, based on an achieved ROE, for the purpose of sharing earnings with its customers.

CPUC Decision on PSCo Rate Case

On Dec. 3, 2009, the CPUC approved of the resolution of most parts of the Settlement agreed to by CPUC Staff, CEC and EOC, including the inclusion of 2010 revenue requirements for its major plant investments at Fort St. Vrain, Comanche Unit 3, Comanche Units 1 and 2, Comanche transmission and SmartGridCity. The CPUC made four financial adjustments to the Settlement:

•                  Amortize rate case expenses over three rather than two years;

•                  Make a proforma adjustment for the increased tax credit associated with the American Jobs Creation Act;

•                  Include debt interest in calculating cash working capital; and

•                  Allow an adjustment for certain other rate base rate base only through June 2009.

The effect of these adjustments was to provide an increase in base rates of $128.3 million.  In addition, the CPUC did not approve the implementation of an earnings test or the rate stay-out provisions contained in the Settlement.  The CPUC also ruled that a CPCN is required for SmartGridCity and allowed recovery of SmartGridCity costs, subject to refund.

In addition, the CPUC deliberated and voted on contested ECA issues. The CPUC ruled to maintain sharing of trading margins flowed through the ECA at 80 percent customers/20 percent PSCo for Gen book and 20 percent customers/80 percent PSCo for Prop book. The CPUC rejected various ECA incentives.  The CPUC agreed with PSCo’s rebuttal proposal to eliminate the baseload energy benefit related to the trading margins.  The CPUC did not approve the new wind incentive mechanism; however, PSCo may propose a different incentive in the future.

Comanche 3

Comanche 3 is a 750-mw coal plant that is under construction in Colorado and was anticipated to come on-line at the end of 2009.  During the testing of Comanche 3, the plant experienced leaks in the boiler tube welds in one section of the boiler.  These leaks have delayed the in-service date of Comanche 3 into 2010.

At the request of the CPUC during the rate case hearings, PSCo agreed that if the in-service date of Comanche 3 was delayed past Dec. 31, 2009, PSCo would propose a refund mechanism to reflect the lower cost of service due to delays in Comanche 3 coming into service.  On Nov. 12, 2009, the CPUC issued an order requiring a status update in mid-December.

On Dec. 16, 2009, the CPUC held a status conference and PSCo informed the CPUC that the in-service date would be after Dec. 31, 2009.  Also, on Dec. 16, 2009, a citizen intervenor filed a motion with the CPUC, requesting that the CPUC consider what to do about the revenues that have been collected from PSCo customers as a result of the 2009 Colorado electric rate increase, which assumed that Comanche 3 would go on line on Nov. 1, 2009.

On Dec. 17, 2009, PSCo filed a proposal to implement the electric rate increase in phases to reflect the actual cost of service, instead of implementing the full rate increase and then establishing a customer refund for Comanche 3 related costs.  The proposal would phase in rates ultimately reaching the revenue requirements of $128.3 million.

Under the proposal, PSCo would implement a rate increase of approximately $67.0 million on Jan. 1, 2010.  The adjustments to the rate increase, as a result of the delay of the in-service date of Comanche 3, include reduced O&M, property taxes, the impact of a delay in changes to jurisdictional allocators as a result of reduced wholesale sales and depreciation expense.  PSCo would then increase base rates over 2009 levels by $121.0 million once Comanche 3 goes into service. Finally, PSCo would increase base rates over 2009 levels by $128.3 million on Jan.1, 2011 to reflect 2011 property taxes.

In its proposal, PSCo also addressed the intervenor motion and explained that there is no impact on the settlement approved in the earlier rate docket, Docket No. 08S-520E, from the delay in the in-service date of Comanche 3.  On Dec. 28, 2009, PSCo filed a response to the motion reconfirming this position.

CPUC Decision on Proposed Phased-in Rate Increase

On Dec. 22, 2009, the CPUC held deliberations and on Dec. 24, 2009, approved PSCo’s proposed phase-in rate increase.  The decision is not expected to have an adverse financial impact on PSCo or Xcel Energy.

Xcel Energy 2010 Earnings Guidance

Xcel Energy reaffirms it 2010 earnings guidance of $1.55 to $1.65 per share.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases and our 2010 full year EPS guidance, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements may be identified in this document by the words “would,” “believe,” “estimate,” “expect,” “likely,” “may,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of each of Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and Sept. 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec 29, 2009	Xcel Energy Inc.
(a Minnesota corporation)
Public Service Company of Colorado
(a Colorado corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer